Exhibit 10.2
March 9, 2011
Bryan Ingram
Avago Technologies Limited
350 West Trimble Road
San Jose, California 95131
Re: Severance Benefits Agreement
Dear Bryan,
     This letter constitutes the Severance Benefits Agreement (the “Agreement”) between you and Avago Technologies Limited (the “Company”). Please confirm your acceptance of these terms by returning a signed copy of this Agreement to me.
Severance Benefits
Termination By The Company Without Cause or for Good Reason, Death or Disability. If you experience a Separation from Service (as defined below) initiated by the Company without Cause (as defined below), by you for Good Reason (as defined below) or because of your death or permanent disability, as determined by the Company, and if, within sixty (60) days of such Separation from Service, you (or your estate’s executor) sign, and fail to revoke during any applicable revocation period, a general release of all claims against the Company and its affiliates in a form acceptable to the Company (a “Release”), the Company or one of its subsidiaries shall provide you (or your estate) with continuation of your base salary for a period of nine (9) months commencing on the sixtieth (60th) day following your Separation from Service at the rate in effect immediately prior to your Separation from Service, less applicable withholdings and payment of an amount equal to the lesser of fifty percent (50%) of (a) your prior year’s bonus and (b) your prior year’s target bonus, both payable in nine (9) substantially equal installments commencing on the sixtieth (60th) day following your Separation from Service pursuant to the Company’s normal and customary payroll procedures. The Company or one of its subsidiaries shall also pay the group health, dental and vision plan continuation coverage premiums for you and, if relevant, your covered dependents’ COBRA for the lesser of (i) six (6) months from the date of your Separation from Service, or (ii) the date upon which you are covered by similar plans of a new employer. The Company shall provide you with a Release within 10 business days of your Separation from Service.
Termination in Connection with a Change in Control. If you experience a Separation from Service (as defined below) initiated by the Company without Cause (as defined below), by you for Good Reason (as defined below) or because of your death or permanent disability, as determined by the Company, in each case within the twelve (12) month period commencing on a Change in Control (as defined below), and if, within sixty (60) days of your Separation from Service, you (or your estate’s executor) sign, and fail to revoke during any applicable revocation period, a Release, then in lieu of the severance benefits described in the preceding paragraph, the Company shall provide you (or your estate) with continuation of your base salary for a period of twelve (12) months commencing on the sixtieth (60th) day following your Separation from Service at the rate in effect immediately prior to your Separation from Service, less applicable withholdings, and payment of an amount equal to 100% of the lesser of (a) your prior year’s bonus and (b) your prior year’s target bonus, both payable in twelve (12) substantially equal installments commencing on the sixtieth (60th) day following your Separation from Service pursuant to the Company’s normal and customary payroll procedures. The Company or one of its subsidiaries shall also pay the group health, dental and vision plan continuation coverage premiums for you and, if relevant, your covered dependents’ COBRA for the lesser of (i) twelve (12) months from the date of your Separation from Service, or (ii) the date upon which you are covered by similar plans of a new employer. Finally, your then outstanding options shall immediately accelerate and become vested and exercisable for that number of shares subject thereto with respect to which such options would have become vested and exercisable over the succeeding twelve (12) month period based solely on the passage of time and your performance of services (i.e., you will receive twelve (12) month accelerated vesting on your time vesting options). The Company shall provide you with a Release within 10 business days of your Separation from Service.
Termination By The Company With Cause Or Termination By You. If your employment by the Company is terminated by the Company with Cause, or if you voluntarily terminate your employment with the Company (other than for Good Reason), you shall not be entitled to any severance pay, severance benefits, or any compensation or benefits from the Company whatsoever, other than as required under applicable law.
Definitions
Cause. For purposes of this Agreement, “Cause” shall mean (A) your willful refusal to perform in any material respect your duties or responsibilities for the Company or its affiliates or willful disregard in any material respect of any financial or other budgetary limitations established in good faith by the Board; or (B) your material breach of any provision of this Agreement that is not cured upon ten (10) days notice thereof; or (C) the engaging by you in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or any affiliates, including, but not limited to, misappropriation or conversion of assets of the Company or any affiliates (other than non-material assets); or (D) your engagement in an act of moral turpitude or conviction of or entry of a plea of nolo contendere to a felony.
Change in Control. For purposes of this Agreement, “Change in Control” shall mean (i) the sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole to a person who is not an affiliate of the Company or the Sponsors; (ii) a sale by the Sponsors or any of their respective affiliates resulting in more than fifty percent (50%) of the voting shares of the Company being held by a person or related group of persons that does not include the Sponsors or any of their respective affiliates or (iii) a merger or consolidation of the Company into another person which is not an affiliate of the Company or the Sponsors, if and only if as a result of such merger or consolidation the Sponsors lose the ability to elect a majority of the Board (or the resulting entity).
Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (A) a material reduction in your base salary (other than as part of a broad salary reduction program instituted because the Company or its affiliates is in financial distress); (B) a substantial reduction in your duties and responsibilities; (C) the elimination or reduction of your eligibility to participate in the Company’s benefit programs that is inconsistent with the eligibility of executive employees of the Company to participate therein; (D) the Company informs you of its intention to transfer your primary workplace to a location that is more than 50 miles from the location of your primary workplace as of such date; (E) the Company’s material breach of this

Agreement that is not cured within sixty (60) days written notice thereof; and (F) any serious chronic mental or physical illness of a member of your family that requires you to terminate your employment because of substantial interference with your duties at the Company; provided, that at the Company’s request you shall provide the Company with a written physician’s statement confirming the existence of such mental or physical illness.
Separation from Service. For the purposes of this Agreement, the term “Separation from Service” shall mean “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of Treasury regulations and other guidance promulgated thereunder.
Sponsors. For the purposes of this Agreement, the term “Sponsors” shall mean Kohlberg Kravis & Roberts Co., L.P. and Silver Lake Partners, LLC.
Section 409A
Six Month Delay. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (a) the expiration of the six-month period measured from the date of your Separation from Service or (b) the date of your death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.
Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive the installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
Entire Agreement
This Agreement and the documents referenced herein (including, without limitation, the equity-related documents) constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company and its subsidiaries with respect to severance benefits payable to you upon your termination of employment with the Company and its subsidiaries. This Agreement supersedes any other such promises, warranties, representations, plans or agreements. This Agreement may not be amended or modified except by a written instrument signed by you and an authorized representative of the Board or the Company’s chief executive officer.
Governing Law
This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof.
Dispute Resolution

To ensure the timely and economical resolution of disputes that arise in connection with your employment with the Company and its subsidiaries, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Santa Clara County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.
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If you choose to accept this Agreement under the terms described above, please return a signed copy of this letter to my attention.

Sincerely,
/s/ Hock E. Tan
Hock E. Tan
President and Chief Executive Officer Avago Technologies Limited

Agreed and Accepted this 9th day of March, 2011
/s/ Bryan Ingram
Bryan Ingram